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                                 AMENDMENT NO. 1
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT

                                 BERGER 100 FUND

         This AMENDMENT NO. 1 TO ADMINISTRATIVE SERVICES AGREEMENT (the "Amendment") is made effective as of the 1st day of October, 1999, between BERGER LLC, a Nevada limited liability company, and THE ONE HUNDRED FUND, INC., a Maryland corporation (the "Fund"), doing business as BERGER 100 FUND.

                                    RECITALS

         A. Berger Associates, Inc., and the Fund entered into that certain Amended and Restated Administrative Services Agreement dated October 1, 1992 (the "Agreement"), setting forth the terms and conditions under which the Fund has appointed Berger Associates, Inc., to provide certain administrative services to the Fund.

         B. Effective September 30, 1999, Berger Associates, Inc., assigned and transferred all its rights, interests, duties and obligations, including its rights, interests, duties and obligations under the Agreement, to its subsidiary, Berger LLC, in an assignment and transfer approved by the directors of the Fund.

         C. Berger LLC and the Fund desire to set forth in this Amendment their mutual agreement that Berger LLC will continue to provide the services required by the Agreement, but without compensation or payment therefor.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. ELIMINATION OF COMPENSATION. Section 2 of the Agreement is hereby amended in its entirety to read as follows:

                  "2. For its services under this Agreement, Berger LLC shall not be compensated or paid a fee."

         2. NO OTHER CHANGES. No changes to the Agreement are intended by the parties other than the changes reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.


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         3.       GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the Investment Company Act of 1940, as amended. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

                                              BERGER LLC


                                              By:/s/ Jack R. Thompson
                                                 --------------------
                                               Jack R. Thompson
                                               President

                                              THE ONE HUNDRED FUND, INC.



                                              By:/s/ Jack R. Thompson
                                                 --------------------
                                               Jack R. Thompson
                                               President




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